Exhibit 99.9

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) effective as of the 1st day of April, 2025 (the “Effective Date”), is entered into by and between Comenity Capital Bank (“Bank”), a Utah industrial bank, with its principal place of business at 12921 South Vista Station Boulevard, Suite 100, Draper, Utah 84020, and Comenity Servicing LLC (“CSERV”), a Texas limited liability company with its principal place of business at 3095 Loyalty Circle, Columbus, Ohio 43219.

RECITALS

WHEREAS, CSERV and Bank wish to enter into this Agreement pursuant to which Bank provides certain services to CSERV; and

WHEREAS, CSERV and Bank are affiliates, and each understands that there are regulatory requirements applicable to any services provided by or received by Bank.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and CSERV agree as follows:

ARTICLE 1

SERVICING AND COMPENSATION

Section 1.1  Services.

(a)

Covered Services. Subject to the terms of this Agreement, Bank, acting as an independent contractor, shall provide to CSERV the services as more fully described in Appendix A (collectively, the “Services”). CSERV is not obligated to take each of the Services, nor will Bank have any right to be CSERV’s exclusive provider of any such Services. CSERV may take and pay for any of such Services at its discretion, or discontinue any Service(s), in whole or in part, and obtain such Service(s) from a third party. If CSERV desires to terminate all Services, such termination will be treated as a termination of this Agreement and subject to Section 2.2.

(b)	Reporting. Bank shall provide reporting as reasonably requested by CSERV from time to time.

Section 1.2  Compensation by CSERV for Services.   CSERV shall pay Bank for Services provided in accordance with the provisions of Appendix B.

Section 1.3  CSERV Duties.   Insofar as the performance of Services under this Agreement requires data, documents, information or materials required to be furnished by CSERV, CSERV agrees to furnish the data, documents, information or materials reasonably necessary and

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Comenity Capital Bank/Comenity Servicing LLC

within such time as may reasonably be necessary in order for Bank to perform the Services in a prompt workmanlike manner.

ARTICLE 2

TERM AND TERMINATION

Section 2.1  Term.  This Agreement shall become effective as of the Effective Date and shall continue in full force and effect for a period of two (2) years from such date (“Initial Term”), unless terminated in accordance with the terms of this Agreement. This Agreement shall automatically renew for consecutive one (1) year terms (each a “Renewal Term”), unless terminated by either party as specified below.

Section 2.2  Termination.  This Agreement will terminate (i) at the option of Bank, if CSERV fails to make any payment when due, and such failure is not cured within thirty (30) calendar days; (ii) at the option of the non-defaulting party, if the other party fails to perform any of its material obligations or duties under this Agreement or commits a material breach of its representations and warranties and such failure to perform or breach is not cured within thirty (30) calendar days after written notice is provided to the defaulting party; (iii) if either party gives at least thirty (30) calendar days prior written notice of termination to the other party; or (iv) subject to Section 11.16, if either party becomes insolvent or generally unable to pay its debts as they become due or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors, the other party may terminate this Agreement, subject to applicable creditor rights laws. Notwithstanding the above, the parties agree to cooperate for a period of up to three hundred sixty-five (365) days following the termination of this Agreement to ensure orderly transition by Bank of its duties hereunder to either CSERV or CSERV’s designated substitute provider of Services. Such transition services shall be provided subject to and in accordance with the terms and conditions of this Agreement. In addition, if CSERV determines in its reasonable discretion that 365 days is insufficient to transition the Services to another provider, Bank shall, at CSERV’s request and expense, continue to provide Services hereunder until an orderly transition may be completed, provided the parties agree to such continuation in writing.

Section 2.3  Other Provisions.  The terms of this Agreement to the extent necessary to carry out the intentions of the parties underlying their respective rights and obligations shall survive any termination. The parties specifically agree that Section 1.2, Article 4, Article 5, Article 9 and the relevant provisions of this Article 2, and the related obligations of each, including without limitation CSERV’s obligation to pay Bank for Services performed pursuant to Appendix B, shall survive the termination of this Agreement.

Section 2.4  Step-In Right.  If CSERV’s right to terminate this Agreement arises pursuant to clause (ii) or (iv) of Section 2.2, in addition to CSERV’s termination right and regardless of whether CSERV exercises such right, the following shall apply:

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Comenity Capital Bank/Comenity Servicing LLC

(a)

Bank shall continue to provide the Services in accordance with the terms of this Agreement, including for the three hundred sixty-five (365) day post-termination transition period referenced in Section 2.2 above.

(b)

Bank shall provide CSERV and/or its designees such access to the computer systems (hardware and software) and data used by Bank to provide the Services hereunder, including general ledger systems, reporting systems, network and information systems, records systems, system backup data, and tax information, as shall be necessary to enable CSERV to ensure the continued availability of Services pursuant to this Agreement.

(c)

CSERV shall have the right, in its sole discretion, to assume managerial oversight of all Service personnel involved in the provision of the Services to CSERV for the sole purpose of ensuring the continued availability of Services pursuant to this Agreement.

(d)

In the event that Bank uses a Subcontractor to provide some or all of the Services, to the extent permitted by applicable law and the agreement with such Subcontractor, CSERV shall have the right, in its sole discretion, to demand that Bank assign to CSERV Bank’s rights and associated obligations under such agreement with such Subcontractor and, if exercised, Bank shall assign and CSERV shall assume such rights and obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1  Performance.  Bank represents and warrants that it has (or has access to) all of the necessary facilities and qualified personnel to provide the Services in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care.

Section 3.2  Organizational Existence.  Each party to this Agreement represents and warrants to the other party that it: (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all authorities having jurisdiction, to the extent required for such current ownership and operation or as proposed to be conducted; and (v) is in compliance with its certificate of incorporation and by-laws.

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Section 3.3  Corporate Power.  Each party to this Agreement represents and warrants to the other party that the execution, delivery, and performance of this Agreement and all instruments and documents to be delivered hereunder: (i) are within the party’s corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not and will not contravene any provisions of the party’s certificate of incorporation or by-laws; (iv) will not violate any law or regulation or any order or decree of any court or governmental instrumentality; and (v) will not conflict with or result in the breach of, or constitute a default under any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which any of its property is bound. This Agreement has been duly executed and delivered, and constitutes a legal, valid, and binding obligation, enforceable in accordance with its terms, subject to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to the availability of equitable remedies.

Section 3.4  Solvency.  Each party to this Agreement represents and warrants to the other party that it is Solvent. “Solvent,” as to an entity for purposes of this Agreement, means (i) such entity is presently able generally to pay its debts as they become due and (ii) such entity does not have unreasonably small capital to carry on such entity’s business as theretofore operated and all business in which such entity is about to or intends to engage.

Section 3.5  No Default.  Each party to this Agreement represents and warrants to the other party that it is not in default with respect to any material contract, agreement, lease, or other instrument to which it is a party, nor has it received any notice of default under any such material contract, agreement, lease or other instrument which as a consequence of any such default, would materially and adversely affect the performance of its obligations under this Agreement.

Section 3.6  No Burdensome Restrictions.  Each party to this Agreement represents and warrants to the other party that no contract, lease agreement, or other instrument to which it is a party or by which it is bound, and no provision of applicable law or governmental regulation, materially and adversely affects the business, operation, prospects, property, or financial condition of the party such as to impair its ability to meet its obligations under this Agreement.

Section 3.7  Information Correct.  Each party to this Agreement represents and warrants to the other party that all information furnished for purposes of or in connection with this Agreement or any information hereafter furnished, is to the best of such parties’ knowledge, true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. There is no fact known which has not been disclosed and which materially and adversely affects the financial condition, business, property, or prospects of the party.

Section 3.8  No Termination Event.  Each party to this Agreement represents and warrants to the other party that no event which, with notice or the passage of time or both, would permit termination of this Agreement has occurred and is continuing or, to the best knowledge of the party, is threatened to occur.

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Comenity Capital Bank/Comenity Servicing LLC

ARTICLE 4

CONFIDENTIALITY

Section 4.1  Duty of Confidentiality.  In connection with the performance of this Agreement, each party may receive information which the other party (the “Furnishing Party”) has identified to the party receiving such information (the “Receiving Party”) as being confidential or proprietary to the Furnishing Party, or otherwise not generally available to the public (collectively, the “Confidential Information”). Confidential Information includes, but is not limited to, the confidential and proprietary information of either party or its affiliates, subsidiaries, or parent companies disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment). Confidential Information includes, by way of example, but without limitation, the Business Information, Technical Information, Personal Information, and Confidential Supervisory Information described below.

(a)

Examples of “Business Information” are: business models, know-how, designs, reports, data, research, financial information, pricing information, corporate client information, market definitions and information, and business inventions and ideas.

(b)

Examples of “Technical Information” are: software, algorithms, developments, inventions, processes, ideas, designs, drawings, engineering, hardware configuration, and technical specifications, including, but not limited to, computer terminal specifications, the source code developed from such specifications, all derivative and reverse-engineered works of the specifications, and the documentation and software related to the source code, the specifications and the derivative works.

(c)

Examples of “Personal Information” are: all non-public personal information of or related to individual customers or consumers of either party, including but not limited to names, addresses, telephone numbers, account numbers, customer lists, and account, financial or transaction information.

(d)

Examples of “Confidential Supervisory Information” are: all information prepared for or received from the Bank’s regulators and any other information identified by Bank, as Supervisory Information in accordance with the laws and regulations applicable to Bank.

Each party agrees (i) to keep the Confidential Information confidential, (ii) not to retain, use or disclose the Confidential Information for any purpose, other than the purpose for which it was disclosed and for providing or receiving the Services described in Appendix A, without the prior written consent of the Furnishing Party, (iii) to comply with the California Privacy Rights Act and any subsequent state or federal privacy law applicable to a party; and (iv) to permit the Furnishing Party to audit compliance with this Section 4.1 no less than annually. In the event that a party becomes aware that it can no longer adhere to the provisions of this Section 4.1, it shall notify the other party as soon as possible. In that event, or in the event that a party becomes aware that the

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other party is not complying with this Section 4.1, the compliant party may take reasonable and appropriate steps to remediate the noncompliant party’s unauthorized use of Personal Information.

Section 4.2  Information which is not Confidential Information.  For purposes of this Agreement, “Confidential Information,” with the exclusion of Personal Information, shall not include: (i) information in the public domain at the time that it was provided by the Furnishing Party or subsequently came in to the public domain other than as a result of breach of the confidentiality provisions contained herein; (ii) information obtained from a third party (provided such party was not bound by confidentiality agreements with the Furnishing Party); (iii) information released by the Furnishing Party to anyone without restriction; (iv) information that was known to the Receiving Party prior to its disclosure without any obligation to keep it confidential as evidenced by tangible records kept by the Receiving Party in the ordinary course of business; or (v) information independently developed by the Receiving Party.

Section 4.3  Preservation of Confidential Information; Procedures to Protect; Security Controls.  The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its best efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. In addition, the Receiving Party shall establish commercially reasonable controls to ensure the confidentiality of Confidential Information and to ensure that Confidential Information is not disclosed contrary to the provisions of this Agreement, the Gramm-Leach-Bliley Act, or any other applicable laws. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of Confidential Information, (ii) protect against threats or hazards to the security and integrity of Confidential Information, and (iii) protect against unauthorized access to or use of Confidential Information. The Receiving Party shall disclose Confidential Information only to those of its employees who have a need to know in order to accomplish the purposes of this Agreement. Each party shall use its commercially reasonable efforts to ensure that its employees take such action as shall be necessary or advisable to preserve and protect the confidentiality of Confidential Information. The parties shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, as such guidelines may be updated from time to time. The Receiving Party shall immediately notify the Furnishing Party, but in no event later than 48 hours, in the event it believes, or has reason to believe, that a security breach or any other unauthorized intrusion has occurred. The Receiving Party shall respond and take corrective action in accordance with the Furnishing Party’s Information Security Policy, to which the Receiving Party hereby agrees to abide and be bound by, as such Information Security Policy may be amended or modified from time to time.

Section 4.4  Return of Confidential Information.  The Receiving Party shall, at the Furnishing Party’s option, either destroy or return the Confidential Information to the Furnishing Party as soon as possible after completion of the Services or other circumstances for which such Confidential Information was disclosed. Upon written request or upon termination of this Agreement, the Receiving Party shall, at its option, either destroy or return to the Furnishing Party such Confidential Information in its possession or control. Notwithstanding the foregoing, the

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Receiving Party may retain Confidential Information to the extent needed to comply with applicable law or such Receiving Party’s record or document retention or similar policy.

Section 4.5  Compelled Disclosure.  If the Receiving Party is legally compelled (including, without limitation, by law, rule, regulation, stock exchange or governmental regulating or administrative or similar agency, as part of a judicial or administrative proceeding or otherwise, by deposition, interrogatory, request for information or documents, subpoena, civil or criminal investigative demand or otherwise) to disclose any Confidential Information, the Receiving Party shall promptly notify, where allowed by law to do so, the Furnishing Party to permit the Furnishing Party to seek a protective order or take other appropriate action. The Receiving Party shall also cooperate in the Furnishing Party’s efforts to obtain a protective order or other reasonable assurance that the Confidential Information shall be treated confidentially. If, in the absence of a protective order, the Receiving Party or its representatives are, in the opinion of counsel, compelled as a matter of law to disclose the Confidential Information, the Receiving Party may disclose to the party compelling disclosure only the part of the Confidential Information as is required by law to be disclosed (in which case, prior to disclosure, the Receiving Party shall advise and consult with the Furnishing Party and its counsel as to such disclosure and the nature and wording of such disclosure) and shall use its reasonable best efforts to obtain confidential treatment therefor.

Section 4.6  Continuing Duty.  Each party’s obligations to confidentiality and non-disclosure shall survive the termination of this Agreement.

ARTICLE 5

INDEMNIFICATION

Section 5.1  Bank shall indemnify and hold CSERV, its officers, directors, employees and agents harmless from and against any “Losses,” defined in Section 5.4 below, arising out of or in connection with:

(a)

The intentional or negligent act or omission of Bank or of its officers, directors, employees, or agents (including Subcontractors) in the performance of the duties and obligations of Bank under this Agreement;

(b)	The failure by Bank, after notice of breach and opportunity to cure in accordance with Section 2.2 above, to comply with the terms of this Agreement;

(c)

The failure by Bank to comply with its obligations under any and all laws, rules, regulations, interpretations, or directives applicable to Bank; provided, however, that no indemnification shall be available under this clause 5.1 (c) as to any matter for which CSERV is required to indemnify Bank under Section 5.2(d);

(d)

The failure by Bank to comply with all laws, rules, regulations, interpretations, or directives applicable to CSERV in its performance of Services on CSERV’s behalf or to comply with CSERV’s instructions on compliance in connection with such Services, to the extent permitted by applicable law; or

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(e)

Any act or omission by CSERV, its officers, directors, employees or agents at the request of, and in accordance with such instructions or procedures as may be provided by Bank, if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to Bank;

provided, however, that except as specifically provided in clause 5.1 (e) above, Bank shall not be required to indemnify or hold CSERV, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of CSERV, its officers, directors, employees or agents.

Section 5.2  CSERV shall indemnify and hold Bank, its officers, directors, employees and agents harmless from and against any “Losses,” as defined in Section 5.4 below, arising out of or in connection with:

(a)	The intentional or negligent act or omission of CSERV or of its officers, directors, employees, or agents in the performance of the duties and obligations of CSERV under this Agreement;

(b)	The failure by CSERV, after notice of breach and opportunity to cure in accordance with Section 2.2 above, to comply with the terms of this Agreement;

(c)

The failure by CSERV to comply with its obligations under any and all laws, rules or regulations applicable to CSERV; provided, however, that no indemnification shall be available under this clause 5.2 (c) as to matters for which Bank is required to indemnify CSERV under Section 5.1(d); or

(d)

Any act or omission by Bank, its officers, directors, employees or agents, at the request of, and in accordance with such instructions or procedures as may be provided by CSERV, if such act or omission constitutes a failure to comply with any law, rule or regulation applicable to CSERV;

provided, however, that except as specifically provided in clause 5.2 (d) above, CSERV shall not be required to indemnify or hold Bank, its officers, directors, employees or agents harmless from and against any losses arising from any act or omission of Bank, its officers, directors, employees or agents.

Section 5.3  Notice of Claims. Each party shall promptly notify the other party of any claim, demand, suit, or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit, or proceeding.

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Section 5.4  Losses.  For purposes of this Article 5, the term “Losses” shall mean any losses, damages, costs, and expenses, liabilities, settlements, or similar items including, without limitation, reasonable attorneys’ fees and court costs reasonably incurred by Bank or CSERV, as the case may be.

ARTICLE 6

CSERV DATA AND INTELLECTUAL PROPERTY

Section 6.1  Data and Intellectual Property Ownership.  The parties acknowledge and agree that, as between CSERV and Bank, any and all data or information provided to Bank in order for Bank to provide the Services under the terms of this Agreement is owned (or otherwise licensed or controlled) by CSERV (“CSERV Data”). Bank represents and warrants that, unless otherwise agreed upon in writing, Bank shall use CSERV Data solely for the purposes of fulfilling its obligations under the terms of this Agreement and for no other purpose. Furthermore, in the event CSERV provides any software, hardware or processes to Bank, such software, hardware or processes will remain the exclusive property of CSERV. Except as provided herein, nothing in this Agreement shall be deemed to convey a proprietary interest to Bank or any third party in any of the CSERV Data, software, hardware, or intellectual property owned or licensed by CSERV or any of its non-Bank affiliates.

Section 6.2  Intellectual Property Rights.

(a)

CSERV Ownership Rights. Subject to Section 6.2(b), if in the course of performing Services for CSERV, Bank provides or creates deliverables or other work product (“Works”) all intellectual property rights associated with such Works shall accrue to CSERV. All copyrightable Works created by Bank in connection with the performance of Services for CSERV shall be deemed to be works made for hire for purposes of vesting in CSERV all copyrights in such Works.

(b)

License. To the extent that the Works contain any material developed by Bank prior to the performance of Services for CSERV, Bank hereby grants to CSERV a perpetual, royalty-free, worldwide license to (a) use, execute, reproduce, display, perform, distribute copies of, modify and prepare derivative works based on such material and (b) make, use and sell products and services under such rights.

(c)

Further Action. At CSERV’s request, Bank shall promptly execute any and all documents with the United States Copyright Office, U.S. Patent and Trademark Office and other appropriate U.S. and foreign agencies, and take such other action, at CSERV’s expense, to effectuate CSERV’s proprietary rights to Works.

Section 6.3  Representation and Warranty by Bank Regarding Intellectual Property.  Bank represents, to the best of Bank’s knowledge, that the provision of the Services does not violate the intellectual property rights of any third party.

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Comenity Capital Bank/Comenity Servicing LLC

Section 6.4 Intellectual Property Indemnity. Notwithstanding the provisions of Article 9 of this Agreement, Bank agrees to indemnify, defend, protect, save and hold harmless CSERV, CSERV’s subsidiaries and affiliates, and their respective directors, officers, employees and agents, against any and all losses, liabilities, judgments, awards and costs (including legal fees and out-of-pocket expenses reasonably incurred) arising out of or related to any claim in whole or in part that CSERV’s use of the Services or other goods and services provided to the CSERV by Bank pursuant to this Agreement infringes, misappropriates, or otherwise violates any third parties’ intellectual property rights. Bank shall defend and settle at its sole expense all suits or proceedings arising in whole or in part out of the foregoing, provided that CSERV gives Bank reasonably prompt notice of any such claim. This obligation of indemnification shall survive even if CSERV does not provide Bank with reasonably prompt notice of any such claim of which CSERV learns so long as such failure does not materially prejudice Bank. If, as a result of any such claim, CSERV is enjoined from use of the Services, or if Bank believes that CSERV is likely to become the subject of a claim, Bank, at its option and expense shall (i) procure the right for CSERV to continue to use the Services; or (ii) modify the Services so that they are not infringing, while remaining functionally equivalent to the current Services. If Bank must discontinue Services because of such a claim, CSERV may terminate this Agreement or equitably reduce the fees paid or payable to Bank associated with the affected Service.

ARTICLE 7

SUBCONTRACTING

Section 7.1  Subcontractors.

(a)

Subject to the restrictions set forth below, in performing its obligations under this Agreement, Bank may engage subcontractors and other third parties (collectively, “Subcontractors”), provided that Bank shall not outsource any services involving the release of Personal Information outside of the United States without first obtaining CSERV’s written permission.

(b)	Bank’s use of Subcontractors shall at all times be subject to the following requirements:

i.

Bank’s engagement of Subcontractors shall be in compliance with (i) applicable enterprise policies, including, but not limited to, applicable vendor risk management policies, including all monitoring and reporting obligations set forth therein, and (ii) applicable law, which includes for purposes of any such engagement formal or informal direction from Bank’s regulators;

ii.	Any Subcontractor engaged by Bank to provide Services hereunder shall be an independent, unrelated third party of Bank;

iii.	Any agreement between Bank and a Subcontractor regarding services provided by Bank to CSERV hereunder shall be on terms, in the aggregate, that are equal

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to or better than the prevailing market standards at the time such agreement is entered into;

iv.

All Subcontractors shall, as a condition to their engagement, agree to be bound by provisions substantially similar to those included in this Agreement, specifically those relating to Confidential Information and Bank’s and its regulators’ rights to audit as appropriate, taking into consideration the applicable scope of services provided by such Subcontractor;

v.

Bank shall at all times be responsible for the performance of any Subcontractor and shall remain responsible for the fulfillment of its obligations under this Agreement even after such obligations are subcontracted to a Subcontractor, and

vi.

Bank shall provide periodic reporting to CSERV, as reasonably requested by CSERV, regarding a Subcontractor’s performance, including, but not limited to, such Subcontractor’s compliance with any applicable performance standards and any applicable audit findings.

(c)

Notwithstanding the foregoing, if CSERV reasonably believes that a Subcontractor or its personnel or agents are (i) not performing any part of the Services in accordance with the requirements of this Agreement, including compliance with all applicable Bank policies, (ii) improperly providing the Services, or (iii) engaged in conduct that is criminal, fraudulent, or likely to cause harm to CSERV, its employees or property, then upon written notice from CSERV specifying its concerns, Bank will work with CSERV in good faith to address CSERV’s concerns, agree on a remediation plan, which remediation plan shall include an agreed upon timeline for completion, and implement the agreed upon remediation plan. In the event Bank and CSERV are unable to agree on a remediation plan after good faith negotiation, or the agreed upon remediation plan is not successfully implemented within the timeframe contemplated, Bank and CSERV will refer the issue to their respective senior executives and the dispute resolution procedures set forth in Section 11.3 shall control.

ARTICLE 8

INSURANCE

Section 8.1.  Insurance.  During the Term, Bank shall maintain in force adequate insurance policies with insurers, in such amounts and against such types of loss and damage, as is appropriate for the services provided by Bank hereunder and consistent with CSERV’s applicable insurance policies as the same may be amended or modified from time to time. Notwithstanding the foregoing, the parties acknowledge that Bank and CSERV are each named insureds under the various insurance policies held by their common parent company, Bread Financial Holdings, Inc., and agree that for so long as Bank is a named insured under such polices, the requirements of the

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preceding sentence shall be deemed satisfied. Bank shall ensure its subcontractors maintain adequate insurance coverage as appropriate for the services rendered by such Subcontractors.

ARTICLE 9

LIMITATION OF LIABILITY

Section 9.1  Exclusion of Consequential and Other Damages; Limitation.  EXCEPT AS SET FORTH IN SECTION 9.4, AND AS OTHERWISE MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, SUFFERED BY THE OTHER PARTY, ANY END USER, CUSTOMER, RESELLER OR ANY DISTRIBUTOR, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTIONS, OR OTHER ECONOMIC LOSS ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE HEREUNDER OR ANY SERVICES PROVIDED HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Section 9.2  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE) STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE CLAIM OR ACTION MAY BE BROUGHT AGAINST BANK HEREUNDER, BANK SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO TWO TIMES THE AGGREGATE FEES PAYABLE BY CSERV TO BANK UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF OCCURRENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 9.4, NOTWITHSTANDING THE FORM (E.G., CONTRACT, TORT (INCLUDING NEGLIGENCE) STATUTORY LIABILITY OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE CLAIM OR ACTION MAY BE BROUGHT AGAINST CSERV HEREUNDER, CSERV SHALL NOT BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE AGGREGATE FEES PAYABLE BY CSERV TO BANK UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEEDING THE DATE OF OCCURENCE OF THE CAUSE OF ACTION WHICH GAVE RISE TO THE LIABILITY.

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Comenity Capital Bank/Comenity Servicing LLC

Section 9.3  In the event that a party believes that it has a claim against the other party for losses sustained as a result of such other party’s actions or inactions under this Agreement, the party having such claim shall promptly notify the other party of such claim. NO ACTION MAY BE BROUGHT RELATING TO THIS AGREEMENT AT ANY TIME MORE THAN TWENTY-FOUR (24) MONTHS AFTER SUCH PARTY CLAIMING SUCH LOSS HAS BECOME AWARE OF OR SHOULD REASONABLY HAVE BECOME AWARE OF THE MATERIAL FACTS GIVING RISE TO THE CAUSE OF ACTION OCCURRED.

Section 9.4  Exceptions.  Notwithstanding the foregoing limitations on liability, the limitations set forth in Sections 9.1 and 9.2 shall not apply (i) with respect to damages proximately caused by the gross negligence and/or intentional tortious conduct of either party, its employees, officers, directors or subcontractors, (ii) to limit either party’s express obligations under this Agreement to defend or indemnify the other under this Agreement, (iii) to damages caused by either party’s infringement (or misappropriation) of the then presently issued patents of, or the copyrights or trade secrets of, the other party, (iv) to a party’s material breach of Articles 3 and/or 4 of this Agreement, (v) to Bank’s intentional breach of this Agreement, or (vi) to CSERV’s payment obligations pursuant to Appendix B.

Nothing in this Article 9 shall abridge the right of either party to terminate this Agreement as may be expressly allowed in this Agreement, nor be construed to limit in any manner either party’s right to seek injunctive relief. Each party shall have a duty to mitigate damages for which the other party is responsible under this Agreement.

Section 9.5  Acknowledgments.  EACH OF THE PARTIES UNDERSTANDS THE LEGAL AND ECONOMIC RAMIFICATIONS OF THIS SECTION AND ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION WERE NEGOTIATED BETWEEN PARTIES AND THAT SUCH PROVISIONS WERE CONSIDERED BY EACH PARTY IN DETERMINING THE SPECIFIC RISKS THAT IT ASSUMED IN AGREEING TO ITS OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND THE AMOUNTS OF THE PAYMENTS TO BE MADE UNDER THIS AGREEMENT.

ARTICLE 10

NOTICES

Section 10.1  Notices.  All notices required under this Agreement shall be in writing and be deemed to have been properly given when delivered in person or sent by overnight courier, certified or registered USPS mail, return receipt requested, postage prepaid, addressed:

If to CSERV:

Comenity Servicing LLC

3095 Loyalty Circle

Columbus, Ohio 43219

Attn: General Counsel

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Comenity Capital Bank/Comenity Servicing LLC

If to Bank:

Comenity Capital Bank

12921 South Vista Station Boulevard, Suite 100

Draper, Utah 84020

Attn: President

Either party may change its address for notices by notice in the manner set forth above.

Section 10.2  Notice of Issues.  If Bank becomes aware of any failure by Bank to comply with its obligations under this Agreement or any other situation arising in the performance of the Services that Bank knows or reasonably should know (i) may impact compliance with CSERV policies or procedures or applicable Laws; or (ii) may have an adverse impact on the Services or the business operations of CSERV, then Bank shall expeditiously so inform CSERV in writing.

Bank further agrees to promptly notify CSERV in writing in the event this Agreement or the Services contemplated herein are criticized or questioned by any regulatory agency or found to be unlawful, unsafe, unsound, or otherwise inappropriate.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1  Force Majeure.  Any party to this Agreement shall be released from liability hereunder for failure to perform any of its obligations herein (other than the obligation of CSERV to pay for Services) where such failure to perform occurs by reason of any act of God, fire, flood, storm, earthquake, tidal wave, sabotage, war, military operation, terrorist acts, national emergency, civil commotion, strike, order of any government agency or other cause beyond either party’s reasonable control.

Section 11.2  Status of Parties to Agreement.  Nothing in this Agreement shall be construed as making either party a joint venturer, partner, representative, employee, or agent of the other. Neither Bank nor CSERV shall hold itself out as such, nor shall either use the other’s name in any advertising without prior written approval. Bank is and shall be considered an independent contractor. Bank shall be responsible for any income taxes, unemployment taxes, social security, worker’s compensation, insurance and other taxes, expenses or deductions arising out of the services rendered by Bank to CSERV under this Agreement.

Section 11.3  Dispute Resolution.  In the event of any dispute between the parties related to this Agreement, and prior to the commencement of any formal proceedings, the parties agree to attempt in good faith to reach a negotiated resolution by bringing the disputed matter to the attention of the other party in writing and designating a representative of appropriate authority to resolve the dispute. The designated representatives of the parties will meet as often as the parties reasonably deem necessary and will gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate in connection with its resolution. The representatives will discuss the problem and negotiate in good faith in an effort to resolve the

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dispute without the necessity of any formal proceeding. Neither party will bring an action until thirty (30) days after notice of the dispute unless waiting will materially prejudice its remedies.

Section 11.4  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without reference to its conflicts of laws provisions.

Section 11.5  No Waiver.  No delay on the part of Bank or CSERV in exercising any power or right hereunder shall operate as a waiver of any such power or right. No waiver shall be valid unless in writing signed by the waiving party and then only to the extent set forth therein.

Section 11.6  Assignment and Modification.  This Agreement shall not be assigned or amended except by a written instrument signed by both Bank and CSERV. Notwithstanding the prior sentence, either party may change its name or assign this Agreement to an affiliate, subsidiary or the purchaser of all or substantially all of its assets without prior consent, but with prompt notice provided in accordance with Article 10.

Section 11.7  Titles.  The titles and headings indicated herein are inserted for convenience only and shall not be considered a part of this Agreement or in any way limit the construction or interpretation of this Agreement.

Section 11.8   Entire Agreement.  This Agreement, including all appendices and exhibits hereto, all of which appendices and exhibits are hereby incorporated into and made a part of this Agreement, constitutes the entire Agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. Any prior agreements, representations, statements, negotiations, or undertakings dealing with the subject matter of this Agreement are superseded.

Section 11.9   Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

Section 11.10  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

Section 11.11  Announcements.  Bank and CSERV agree that neither party shall make any publicity release, advertisement, or public announcement concerning this Agreement or the Services provided by Bank to CSERV in connection with this Agreement without the prior approval of the other party, except as may be required by law.

Section 11.12  Audit.  Bank (and its Subcontractors) shall make available its personnel, records, policies, procedures, facilities and premises that directly relate to the Services to CSERV for examination and to the internal and third-party auditors of CSERV during normal business hours in a manner that will not disrupt its day-to-day business operations. All persons conducting such examinations shall abide by Bank’s reasonable security procedures and shall conduct such examinations at CSERV’s own expense. In addition, Bank shall provide to CSERV on an annual basis copies of Bank’s (or its parent company’s) financial reports and such other internal and/or

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external audit reports or reviews to assist CSERV in reviewing the performance of the Services, such as reviews of internal controls, security programs and business continuity programs.

Section 11.13  Business Continuity/Disaster Recovery.  Bank represents and warrants that it currently has in place a business continuity and a disaster recovery program and, upon request, will provide CSERV an executive summary of the business continuity and disaster recovery program, highlighting the parameters of the program.

Section 11.14  Taxes.  The parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a)

CSERV shall be responsible for, and shall pay, all sales, use, excise, value-added taxes, or taxes of a similar nature (excluding taxes based upon Bank’s income or employment of personnel, which shall be borne by Bank), imposed by the United States, any state, provincial or local government, or other taxing authority, on all goods and services provided under this Agreement. The parties agree to cooperate with each other to minimize any applicable sales, use or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested, including, without limitation, resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets, materials, notice of assessments and withholding documentation.

(b)

Notwithstanding the foregoing, each party is permitted to disclose the tax treatment and tax structure of any transaction that may occur at any time on or after the earliest to occur of the date of public announcement of discussions relating to the transaction, the date of public announcement of the transaction, and the date of execution of an agreement (with or without conditions) to enter into the transaction. This Agreement shall not be construed to limit in any way the parties’ ability to consult any tax advisor regarding the tax treatment or tax structure of a transaction. These provisions are meant to be interpreted so as to prevent any transaction from being treated as offered under “conditions of confidentiality” within the meaning of the Internal Revenue Code and the Treasury Regulations thereunder.

Section 11.15 Bank Policies and Securitization Documents. Bank shall provide the Services in accordance with Bank’s policies, including Bank’s credit card guidelines and any servicing or similar agreement or arrangement of Bank in connection with securitization.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers effective as of the day and year first above written.

COMENITY SERVICING LLC

By:	/s/ Tammy McConnaughey

Name:	Tammy McConnaughey

Title:	President, Comenity Servicing LLC

COMENITY CAPITAL BANK

By:	/s/ Bruce Bowman

Name:	Bruce Bowman

Title:	President, Comenity Capital Bank

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Comenity Capital Bank/Comenity Servicing LLC

APPENDIX A

SERVICES

Bank will provide the following Services to CSERV, subject to and in accordance with Bank’s policies, procedures and directives. Servicer shall provide all of such Services in accordance with the direction of and guidance provided by Bank management and/or in accordance with industry best practices.

Service Category	Service Description
Enterprise Risk Management

•

Identify Risks: Pinpoint various types of risks, such as credit risk, market risk, operational risk, and compliance risk.

•

Assess and Analyze: Evaluate the likelihood and potential impact of these risks to prioritize action.

•

Mitigate Risks: Develop and implement guidance to minimize the risks materializing and/or reduce their impact.

•

Monitor and Report: Monitor risk levels and report findings to senior management, board committees and regulatory bodies.

•

Ensure Compliance: Ensure adherence to all relevant laws and regulation.

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APPENDIX B

FEE SCHEDULE

The parties have mutually agreed that the service fee for the Services provided under this Agreement shall be $0.00.

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